SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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JDA SOFTWARE GROUP, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2006

To Our Stockholders:
      The 2006 Annual Meeting of Stockholders of JDA Software Group, Inc. will be held on Monday, May 15, 2006, at 10:00 a.m., Scottsdale, Arizona time, at the JDA Software Group, Inc. World Headquarters, 14400 North 87th Street, Scottsdale, Arizona 85260, for the following purposes:

1.	To elect two Class I directors to serve a three-year term on our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting.
      Stockholders of record at the close of business on March 31, 2006 are entitled to notice of, and to vote at, the 2006 Annual Meeting of Stockholders and any adjournments or postponements thereof. For ten days prior to the meeting a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, during ordinary business hours at our principal offices located at 14400 North 87th Street, Scottsdale, Arizona 85260. A stockholder may only vote at the meeting if the holder is present in person or represented by proxy. A copy of our 2005 Annual Report on Form 10-K, which includes audited financial statements, is enclosed. Management cordially invites you to attend the 2006 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Kristen L. Magnuson
Secretary
Scottsdale, Arizona
April 3, 2006
IMPORTANT: STOCKHOLDERS ARE REQUESTED TO COMPLETE,
SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE
IS PROVIDED FOR MAILING IN THE UNITED STATES.

Proxy Statement for Annual Meeting of Stockholders To Be Held on May 15, 2006
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION EXERCISES DURING FISCAL 2005 AND 2005 YEAR END OPTION VALUES
TEN-YEAR OPTION REPRICING
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PROPOSAL 2 RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
TRANSACTION OF OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260
Proxy Statement
for
Annual Meeting of Stockholders
To Be Held on May 15, 2006
Solicitation and Voting of Proxies
      The accompanying proxy is solicited by the Board of Directors (the “Board or Directors” or the “Board”) of JDA Software Group, Inc., a Delaware corporation, for use at the 2006 Annual Meeting of Stockholders to be held on Monday, May 15, 2006, at 10:00 a.m., Scottsdale, Arizona time (the “Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the Annual Report to Stockholders for the year ended December 31, 2005, were first mailed on or about April 3, 2006, to stockholders of record at the close of business on March 31, 2006 (the “Record Date”). We had 29,167,566 shares of common stock outstanding, par value $.01 per share (“Common Stock”), as of the close of business on the Record Date, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Only stockholders of record on the Record Date will be entitled to vote at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. The holders of a majority of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes are counted in determining whether there is a quorum.
      Voting Securities and Voting of Proxies. Each stockholder is entitled to one (1) vote per share held by such stockholder on the proposals presented in this Proxy Statement, as well as on all other matters that may be properly considered at the Annual Meeting. All valid proxies received prior to the Annual Meeting will be voted in accordance with the specifications or directions indicated on the proxy. A stockholder giving the enclosed proxy has the power to revoke the proxy at any time prior to the time the proxy is voted, by either (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to our Corporate Secretary at 14400 North 87th Street, Scottsdale, Arizona 85260. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted for any purpose in determining whether a matter has been approved.
      Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans and adoption of new stock plans.
      Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons, and will reimburse them for their reasonable, out-of-pocket costs that we estimate to be approximately $20,000.

PROPOSAL 1
ELECTION OF DIRECTORS
      We have a classified Board of Directors which currently consists of two Class I Directors (J. Michael Gullard and William C. Keiper), two Class II Directors (Douglas G. Marlin and Jock Patton), and one Class III Director (James D. Armstrong), who will serve until the annual meetings of stockholders to be held in 2006, 2007 and 2008, respectively, and until their respective successors are duly elected and qualified. Each Class of Directors is elected for a term of three years to succeed those Directors whose terms expire on the annual meeting dates. The number of Directors is currently set at five.
      The term of the Class I Directors will expire on the date of the 2006 Annual Meeting of Stockholders. Accordingly, two individuals will be elected to serve as Class I Directors of the Board of Directors at the 2006 Annual Meeting of Stockholders. Our nominees for election by the stockholders to these positions are J. Michael Gullard and William C. Keiper, the current Class I members of the Board of Directors. If elected, the nominees will serve as Directors until our annual meeting of stockholders in 2009, and until their respective successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.
Vote Required and Board of Directors’ Recommendation
      If a quorum is present and voting, the two nominees for Class I Director receiving the highest number of votes will be elected as the Class I Directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF MR. GULLARD AND MR. KEIPER AS CLASS I DIRECTORS.
Information Concerning Directors
      The names, ages, terms, positions, offices held, and business experience of our current Directors as of March 31, 2006, including the Class I nominees to be elected at this meeting, is set forth below:

				Term
Name	Age	Title	Class	Expires

James D. Armstrong	55	Chairman	III	2008
J. Michael Gullard(1),(3)	61	Director	I	2006
William C. Keiper(1)	55	Director	I	2006
Douglas G. Marlin(1),(2),(3)	58	Director	II	2007
Jock Patton(1),(2),(3)	60	Director	II	2007

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee
      James D. Armstrong has been a Director since co-founding our Company in 1985 and currently serves as Chairman of the Board. Mr. Armstrong also served as Co-Chairman of the Board from January 1999 to August 2000. Mr. Armstrong served as our Chief Executive Officer from July 1999 to July 2003, as Co-Chief Executive Officer from January 1999 to July 1999, and as Chief Executive Officer from 1985 to October 1997. Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong is a director of Omnilink Systems, Inc., a privately-held high-tech company that provides Vital Status Services tracking via GPS, cellular triangulation, RFID and situation-specific sensor devices. Mr. Armstrong also serves as a Trustee for the Arizona State University Foundation. Mr. Armstrong studied engineering at Ryerson Polytechnic Institute in Toronto, Ontario.

      J. Michael Gullard has been a Director since January 1999. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies since 1984. Mr. Gullard also serves as a director and President of Celeritek Windup Corporation, a publicly-held company which is in the process of liquidating its assets and distributing cash to its shareholders, as Chairman of the Board and Audit Committee of DynTek, Inc., a publicly-held company which provides professional technology services to government, education and mid-market commercial customers, and as a director and Chairman of the Audit Committee of Alliance Semiconductor Corporation, a publicly-held corporation that provides semiconductor products for the communications, computing, consumer and industrial markets. Mr. Gullard previously served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.) from 1996 to 2004, a former publicly-held corporation headquartered in England with extensive operations in the United States that specialized in change management software tools and merged with Serena Software, Inc. in 2004, as Chairman of NetSolve, Incorporated from 1992 to 2004, a former publicly-held corporation which provides IT infrastructure management services on an out-sourced basis that was sold to Cisco Corporation in 2004, as Chief Executive Officer and Chief Financial Officer of Telecommunications Technology, Inc. from 1979 to 1984, and held a variety of financial and operational management positions at Intel Corporation from 1972 to 1979. Mr. Gullard currently serves as Chairman of Mainsoft Corp., a private company and has formerly served as a Director of other technology companies. Mr. Gullard attended Stanford University where he received a Bachelor of Arts Degree in Economics and a Masters Degree from the Graduate School of Business.
      William C. Keiper has been a Director since April 1998. Mr. Keiper is President and Chief Executive Officer, and a member of the Board of Directors, of Hypercom Corporation, a New York Stock Exchange-listed company that provides secure payment transaction solutions. Mr. Keiper also currently serves on the Board of Directors of Zones, Inc., a direct catalog marketer of PC-related products and software, and on the Board of Directors and Audit Committee of Smith Micro Software, Inc., a developer of application software and wireless technology solutions. From 1993 to 1997, Mr. Keiper was Chief Executive Officer and Chairman of the Board of Directors of Artisoft, Inc., a publicly-held software company that develops and markets computer telephony and communications software. From 1986 to 1993, Mr. Keiper held a variety of executive positions, including President and Chief Operating Officer, with MicroAge, Inc., a publicly-held distributor and integrator of information technology products and services and a Fortune Services 500 company. More recently, Mr. Keiper served as Chairman and Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company, from 2002 to 2005. Mr. Keiper received a Bachelor of Science degree in Business (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University and a Masters degree in International Management from the Thunderbird American Graduate School of International Management.
      Douglas G. Marlin has been a Director since May 31, 2001. Mr. Marlin served as President and principal owner of Marlin Ventures, Inc., a Canadian-based consulting firm, from 1997 to 2000. From 1987 to 1996, Mr. Marlin served as President of JDA Software Services, Ltd., and from 1981 to 1987 as its Vice President. Prior to that, Mr. Marlin served in a variety of technical and development positions with IBM from 1973 to 1981. Mr. Marlin currently serves on the Board of Directors of Zed I Solutions, a Canadian technology company that develops hardware and software for real time industrial process monitoring, and Aero-Mechanical Services Ltd, a Canadian technology company providing Internet-based aircraft monitoring services. Mr. Marlin attended the University of Calgary where he received a Bachelor of Science Degree in Mathematics.
      Jock Patton has been a Director since January 26, 1999. Mr. Patton is a private investor and is Chairman of the ING Funds Unified Board which oversees over $60 billion mutual fund assets. He is also Chairman of Swift Transportation Company, the leading full truckload carrier in the United States. Mr. Patton previously served as Chief Executive Officer of Rainbow Multimedia Group, Inc., a producer of digital entertainment, from 1999 to 2001. From 1992 to 1997, Mr. Patton served as a Director and President of StockVal, Inc., an SEC registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. Prior to 1992, Mr. Patton was a Partner and Director in the law firm of Streich Lang where he founded and headed the Corporate/ Securities Practice Group.

Mr. Patton has previously served on the Board of Directors of various public and private companies, including America West Airlines, Inc. Mr. Patton holds an A.B. Degree in Political Science and Juris Doctorate, both from the University of California.
Compensation of Directors
      Mr. Armstrong serves as Chairman of the Board and assists the Company with strategic planning, merger and acquisition opportunities, major product direction and key customer and employee relations. Mr. Armstrong is compensated pursuant to the terms of an amended employment agreement dated August 1, 2003 that provides a base salary of $250,000 and the right to receive non-cash incentive compensation. Mr. Armstrong received 6,000 shares of restricted stock on March 13, 2006 as detailed below. The employment agreement also contains severance provisions that provide Mr. Armstrong with a lump sum payment equal to 36 months of his effective base salary if his employment is terminated by us without cause, or if Mr. Armstrong voluntarily terminates his employment with us for “Good Reason,” (as defined therein). The employment agreement, which continues in effect until terminated by either party upon giving of proper notice, is reviewed and adjusted periodically by the Compensation Committee.
      The following table summarizes our compensation program for non-employee directors:

Non-Employee
Director
Activity	Compensation

Annual Retainer	$20,000
Additional Annual Retainers:
Chairman of Audit Committee	$7,500
Chairman of Compensation Committee	$2,500
Chairman of Nominating & Governance Committee	$2,500
Fees for Attendance at Scheduled Meetings:
Regular or special Board of Director meetings	$1,000
Committee meetings held the same day as Board of Director meetings	$1,000
Committee meetings not held the same day as Board of Director meetings	$1,000
Reimbursement for reasonable out-of-pocket expenses	All
      Outside directors participated in the 1996 Outside Directors Stock Option Plan (the “1996 Directors Plan”) through 2004. The 1996 Directors Plan provided for the issuance of up to 225,000 shares of common stock under non-statutory grants. Under the 1996 Directors Plan, outside directors received a one-time grant to purchase 18,750 shares upon their appointment to the Board and an annual option grant to purchase 6,000 shares for each year of service thereafter. The options were granted at a price not less than the fair market value of the common stock at the date of grant, generally vested over a three-year period commencing at the date of grant, and expire in ten years.
      We discontinued making new option grants under our 1996 Option Plan, the 1996 Directors Plans and the 1998 Option Plan (collectively the “Prior Plans”) during 2005 in connection with our revised approach to equity compensation. As a result, outside directors did not receive an annual option grant in 2005. In a related action, the Compensation Committee approved the immediate vesting of all previously awarded stock options under the Prior Plans. Outside directors will benefit from the accelerated vesting of their stock options in the event they terminate their service to the Company prior the completion of the original vesting terms as they would have the ability to exercise certain options that would have otherwise been forfeited. A detailed discussion of the Compensation Committee’s decision to immediately vest previously awarded stock options, together with a listing of those options held by officers and directors that were impacted by this change can be found in Proposal 2 to our proxy filed on April 11, 2005.
      In May 2005, stockholders approved a new 2005 Performance Incentive Plan (“2005 Incentive Plan”). The 2005 Incentive Plan replaces the Prior Plans and provides for the issuance of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards. With the adoption of the 2005 Incentive Plan, all Prior Plans have been terminated except for those provisions necessary to administer outstanding options under such plans, all of which are fully vested.
      On March 13, 2006 we awarded restricted shares to our directors under the 2005 Incentive Plan as follows:

Director	Number of Shares	Dollar Value of Shares

James D. Armstrong	6,000	$89,400
J. Michael Gullard	2,000	29,800
William C. Keiper	2,000	29,800
Douglas G. Marlin	2,000	29,800
Jock Patton	2,000	29,800

	14,000	$208,600

      The restricted shares shown in the table above were granted fully vested. The dollar value is equal to the number of restricted shares awarded multiplied by $14.90, the market price of our stock on the date of grant. Mr. Armstrong has not received any equity awards from the Company since 2002. The compensation program for outside directors does not provide for a fixed annual grant of restricted stock. The Compensation Committee, in awarding the restricted shares to the outside directors, noted they had not received any equity compensation since May 2004.
CORPORATE GOVERNANCE
      Our Board has adopted the JDA Software Group, Inc. Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance initiatives and cover topics including, without limitation, the role of the Board and management, adoption of a code for business conduct and ethics, the process for selecting qualified director candidates, guidelines for director independence and compensation, oversight in the evaluation of the Board and each committee of the Board, and policies for communications between stockholders and directors. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending any changes to the Board.
Director Independence
      The Board has determined that each of Messrs. Gullard, Keiper, Marlin and Patton are “independent” directors, as that term is currently defined in the rules adopted by the Securities and Exchange Commission (“SEC”) and the NASDAQ National Market (“NASDAQ”). NASDAQ rules require that the majority of our Board be comprised of “independent” directors.
Code of Business Conduct and Ethics
      We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for all employees, officers and directors, which meets the NASDAQ rules and the requirements of Item 406 of the SEC’s Regulation S-K and provides for prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Our Code of Ethics was filed with the SEC as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2003. A copy of our Code of Ethics may be obtained free of charge from our corporate secretary at 14400 North 87th Street, Scottsdale, AZ 85260-3657.
      Our Audit Committee also adopted procedures in January 2004 for the receipt and retention of confidential, anonymous complaints made by our employees concerning accounting, auditing, financial reporting and internal controls, generally referred to as a “whistle-blowing policy,” as required by the Sarbanes-Oxley Act of 2002 and the SEC. A revised “whistle-blowing policy” was adopted by our Audit Committee in October 2005 and filed with the SEC on a Form 8-K on November 3, 2005.

Communications between Stockholders and Directors
      Stockholders may communicate with any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:
Chairman of the Board
or Board of Directors
c/o Corporate Secretary
14400 North 87th Street
Scottsdale, AZ 85260-3657
Fax: (480) 308-3001
Email Address: corpsec@jda.com
      The communications will be transmitted to the identified director(s) as soon as practicable, unless our corporate secretary in consultation with our general counsel determines there are safety or security concerns that mitigate against further transmission of the communication. The Board or identified director(s) shall be advised of any communication withheld for safety or security reasons as soon as practicable.
Director Attendance at Annual Meetings
      We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders but encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last Annual Meeting, which was held on May 16, 2005, two of the five directors then in office, attended.
Meetings of the Board
      During the year ended December 31, 2005, the Board of Directors held five meetings and took other action from time to time by written consent. Each Director attended all full meetings of the Board of Directors and meetings of the committees on which he served during 2005, except Mr. Marlin was absent from two Audit Committee meetings and Mr. Keiper was absent from one day of a two-day Board of Directors meeting.
Committees of our Board of Directors
      Our Board has three standing committees: an Audit Committee, a Compensation Committee and the Nominating and Governance Committee. Each committee is comprised entirely of “independent” directors.
      Audit Committee. The Audit Committee meets quarterly with management and our independent registered public accounting firm to review and approve operating results, financial statements and earnings releases. The primary duties and responsibilities of the Audit Committee are to:

(1)	retain the independent auditor, evaluate their independence, qualifications and performance, and to approve the terms of engagement for audit and non-audit services;

(2)	review with management and the independent auditor, as appropriate, our accounting policies, financial controls, financial reports and other financial information provided by us to any governmental body or the public;

(3)	review our compliance with legal and regulatory requirements;

(4)	regularly communicate with the independent auditor and financial and senior management and regularly report to the Board;

(5)	establish and observe complaint procedures regarding accounting, internal accounting controls and auditing matters;

(6)	prepare the report required by the SEC to be included in our Proxy Statement; and

(7)	perform other duties and responsibilities as may be set forth in its charter.

      The members of the Audit Committee are Mr. Gullard, Mr. Keiper, Mr. Marlin and Mr. Patton. Each member of the Audit Committee is independent for purposes of the NASDAQ rules as they apply to audit committee members. Mr. Gullard, Mr. Keiper, and Mr. Patton have been designated as Audit Committee financial experts, as defined in the rules of the SEC. The Audit Committee held six meetings during the year ended December 31, 2005. For additional information concerning the Audit Committee and its charter, see “Report of the Audit Committee.”
      Compensation Committee. The Compensation Committee reviews all components of compensation of our chief executive officer and directors for consistency with the Company’s compensation philosophy. Consistent with NASDAQ rules, the Compensation Committee is also charged with the responsibility of determining the compensation of Hamish Brewer, the Company’s Chief Executive Officer, and all other executive officers, including reviewing and approving salary, bonus levels and stock-based compensation. The Compensation Committee performs such other duties and responsibilities as may be set forth in its charter approved by the Board of Directors.
      The members of the Compensation Committee are Mr. Marlin and Mr. Patton, each of whom is independent as defined in the NASDAQ rules. The Compensation Committee held five meetings during the year ended December 31, 2005. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation” and “Compensation Committee Interlocks and Insider Participation.”
      Nominating and Governance Committee. The Nominating and Governance Committee (“Governance Committee”) acts pursuant to its charter, which was amended in January 2004 to reflect changes in the NASDAQ rules. The current form of the Charter of the Governance Committee was included as Appendix A to our proxy filed on March 30, 2004. The Governance Committee is charged with:

(1)	identifying individuals qualified to become Board members;

(2)	selecting, or recommending to the Board, director nominees for each election of directors;

(3)	developing and recommending to the Board criteria for selecting qualified director candidates;

(4)	considering committee member qualifications, appointment and removal;

(5)	recommending corporate governance principles applicable to the Company; and

(6)	providing oversight in the evaluation of the Board and each committee of the Board.
      The members of the Governance Committee are Mr. Gullard, Mr. Marlin and Mr. Patton, each of whom is independent as defined in the NASDAQ rules. The Governance Committee met once during the year ended December 31, 2005. After reviewing its director qualification criteria, the Governance Committee, in conformance with NASDAQ rules, recommended that Mr. Gullard and Mr. Keiper stand for re-election as Class I Directors of the Board at the 2006 Annual Meeting of Stockholders.
Director Nominations
      Director Qualifications. Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. The Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, personal and professional ethics, integrity and values, long-term commitment to representing the best interests of our stockholders and inquisitive and objective perspective and mature judgment. Additionally, director candidates must have sufficient time available to perform all Board and committee responsibilities. Consistent with its charter, the Governance Committee evaluates and recommends to the Board, director nominees for each election of directors. When reviewing potential director candidates, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees in relation to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
      The Governance Committee may also consider from time to time, such other factors as it may deem to be in the best interests of the Company and its stockholders. Other than considering the factors listed above, we have no stated minimum criteria for director nominees. The Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the NASDAQ rules.
      Process for Identifying and Evaluating Candidates for Election to the Board. The Governance Committee reviews the qualifications and backgrounds of the current directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors to be nominated for election at the annual meeting of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews such directors against the criteria set forth above in determining whether to recommend these directors for re-election. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act of 2002, and SEC and NASDAQ rules, and the level of the candidate’s financial expertise. Candidates for nomination as director come to the attention of the Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Governance Committee at any point during the year. All director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process, and the evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.
      Stockholder Nominations. Upon the Governance Committee’s recommendation, the Board adopted a formal policy regarding director nominations, which provides that nominations of candidates for election as directors may be made by the Board or by stockholders. The Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder provided that the recommendations are made in accordance with the procedures described in this proxy statement and conform to the deadline specified in our bylaws. In order to be evaluated in connection with the Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260 no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Facsimile or other forms of electronic submissions will not be accepted. In order to be included in our 2007 proxy material, stockholder nominations must be submitted after the 2006 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 4, 2006. Facsimile or other forms of electronic submissions will not be accepted.

      Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director;

•	the name and address, as they appear on the Company’s books, of the stockholder making the nomination; and

•	the stockholder’s relationship to or affiliation with the director candidate, if any.
      Evaluation of any stockholder recommendations is the responsibility of the Governance Committee under its charter. In the event of any stockholder recommendations, the Governance Committee would evaluate the person recommended in the same manner as other persons considered by the Governance Committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2006 by (i) each of our Directors, (ii) those persons who served as Chief Executive Officer in 2005 and the four most highly compensated executive officers as of December 31, 2005 other than the Chief Executive Officer (together the “Named Executive Officers”), (iii) all other persons that we know beneficially own more than 5% of our outstanding Common Stock, and (iv) all of our directors and executive officers as a group.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner	Owned(1)	of Class(2)

James D. Armstrong(3)	2,015,802	6.9%
J. Michael Gullard(4)	37,000	*
William C. Keiper(5)	58,266	*
Douglas G. Marlin(6)	73,950	*
Jock Patton(7)	49,980	*
Hamish N. Brewer(8)	761,347	2.6%
Kristen L. Magnuson(9)	549,325	1.9%
Wayne Usie(10)	208,230	*
David R. King(11)	35,658	*
Christopher J. Moore(12)	128,547	*
All directors and executives officers as a group (12 persons)(13)	3,990,746	12.5%
FMR Corp.(14)	3,747,450	12.9%
Columbia Wanger Asset Management, L.P.(14)	3,032,900	10.4%
Dimensional Fund Advisors Inc.(14)	2,458,885	8.4%
Wells Fargo & Company(14)	2,008,141	6.9%

(1)	The information regarding security ownership of our Common Stock is as of March 31, 2006, except for FMR Corp., which is derived from a Schedule 13G/A(1) filed on February 14, 2006; the security ownership of Columbia Wanger Asset Management, L.P., which is derived from a Schedule 13G/A(7) filed on February 14, 2006; the security ownership of Dimensional Fund Advisors Inc., which is derived from a Schedule 13G/A(1) filed on February 6, 2006; and the security ownership of Wells Fargo & Company, which is derived from a Schedule 13G/A(1) filed on February 2, 2006.

(2)	The percentage of class calculations are based on the number of shares of our Common Stock outstanding on March 31, 2006 (29,167,566 shares) plus, where appropriate, those shares subject to (1) unexercised options which were exercisable on March 31, 2006 (all outstanding options are fully vested), and (2) all vested and unvested restricted stock awards granted to directors, executive officers and other employees under the 2005 Incentive Plan through March 31, 2006 (See “Compensation of Directors” and “Executive Compensation”). Unvested restricted stock awards have been included as the restricted shares have voting rights irrespective of vesting. The symbol “*” represents holdings which are less than 1% of the outstanding Common Stock.

(3)	Includes 815,750 shares subject to unexercised options. The total shares beneficially owned also include 6,000 shares of restricted stock granted fully vested on March 13, 2005. In addition, the share total includes 5,000 shares owned by the Kita Foundation, a private charitable foundation for which Mr. Armstrong serves as President, and 16,018 shares held directly by two of Mr. Armstrong’s children. Mr. Armstrong disclaims beneficial ownership of these shares. The address for Mr. Armstrong is 14400 North 87th Street, Scottsdale, Arizona 85260.

(4)	Includes 30,000 shares subject to unexercised options. The total shares beneficially owned also include 2,000 shares of restricted stock granted fully vested on March 13, 2006.

(5)	Includes 54,750 shares subject to unexercised options. The total shares beneficially owned also include 2,000 shares of restricted stock granted fully vested on March 13, 2006.

(6)	Includes 36,750 shares subject to unexercised options. The total shares beneficially owned also include 2,000 shares of restricted stock granted fully vested on March 13, 2006.

(7)	Includes 41,980 shares subject to unexercised options. The total shares beneficially owned also include 2,000 shares of restricted stock granted fully vested on March 13, 2006.

(8)	Includes 747,500 shares subject to unexercised options. The total shares beneficially owned also include 1,644 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over 24 months.

(9)	Includes 495,000 shares subject to unexercised options. The total shares beneficially owned also include 1,233 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over 24 months. In addition, the shares beneficially owned include 26,000 shares held by a family trust for which Ms. Magnuson serves as the Successor Trustee. Ms. Magnuson disclaims beneficial ownership of such shares.

(10)	Includes 206,864 shares subject to unexercised options. The total shares beneficially owned also include 986 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over 24 months.

(11)	Includes 35,000 shares subject to unexercised options. The total shares beneficially owned also include 658 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over 24 months.

(12)	Includes 122,840 shares subject to unexercised options. The total shares beneficially owned also include 986 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over 24 months.

(13)	Includes an aggregate of 2,652,227 shares subject to unexercised options. The total shares beneficially owned also include 7,398 shares of restricted stock granted on March 13, 2006 which are subject to certain forfeiture provisions. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over 24 months.

(14)	FMR Corp. is the parent holding company of Fidelity Management & Research Company, a Massachusetts-based investment advisor whose address is 82 Devonshire Street, Boston, Massachusetts 02109; Columbia Wanger Asset Management, L.P. is an Illinois-based investment advisor whose address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606; Dimensional Fund Advisors Inc is a California-based investment advisor whose address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401; and Wells Fargo & Company is the parent holding company of Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both of which are California-based investment advisors whose address is 420 Montgomery Street, San Francisco, California 94104.

EXECUTIVE OFFICERS OF THE COMPANY
      The names, ages, positions, offices held and business experience of our executive officers as of March 31, 2006, are as follows:

Name	Age	Title

James D. Armstrong	55	Chairman
Hamish N. J. Brewer	43	President and Chief Executive Officer
Kristen L. Magnuson	49	Executive Vice President and Chief Financial Officer
Christopher J. Koziol	45	Chief Operating Officer
G. Michael Bridge	42	Senior Vice President and General Counsel
David R. King	61	Senior Vice President, Product Development
Christopher J. Moore	43	Senior Vice President, Customer Support Solutions
Wayne J. Usie	39	Senior Vice President of the Americas
      A description of the business background of Mr. Armstrong is included under the caption “Proposal 1 — Election of Directors.”
      Hamish N. J. Brewer has served as our President and Chief Executive Officer since August 2003. Mr. Brewer previously served as President from March 2001 to July 2003, as Senior Vice President, Sales from 2000 to March 2001, as Senior Vice President, Enterprise Systems, from 1999 to 2000, as Senior Vice President, International during 1998 to 1999, as Director of our Europe, Middle East and African operations from 1996 to 1998, and as a Marketing Representative from 1994 to 1996. Prior to that, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1990, and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce Degree from the University of Birmingham in England.
      Kristen L. Magnuson has served as our Chief Financial Officer since September 1997 and was promoted to Executive Vice President from Senior Vice President in March 2001. Ms. Magnuson previously served as Senior Vice President and Chief Financial Officer from September 1997 to March 2001. Prior to that, Ms. Magnuson served as Vice President of Finance and Planning for Michaels Stores, Inc., a publicly-held arts and craft retailer from 1990 to 1997, as Senior Vice President and Controller of MeraBank FSB, an $8 billion financial institution, from 1987 to 1990, and various positions including Audit Principal in the audit department of Ernst & Young from 1978 to 1987. Ms. Magnuson is a Certified Public Accountant and received a Bachelor of Business Administration Degree in Accounting from the University of Washington.
      Christopher J. Koziol has served as our Chief Operating Officer since June 2005. Prior to that, Mr. Koziol served as Managing Director of Mission Advisors, LLC, a privately-held firm that provides early stage turnaround consulting, strategy, business development and operations management advisory services to small and medium-sized enterprises from 2001 to 2005. From 1985 to 2001, Mr. Koziol held a variety of executive positions, including President and Chief Operating Officer, with MicroAge, Inc., a publicly-held distributor and integrator of information technology products and services and a Fortune 500 company, and as an Account Executive with Western Office Systems from 1983 to 1985. Mr. Koziol worked in various sales and sales management positions with the Pepsi-Cola Bottling Group from 1982 to 1983. Mr. Koziol received a Bachelor of Science degree in Business Administration, Marketing from the University of Arizona and is a graduate of the Harvard Business School Program for Management Development.
      G. Michael Bridge has served as our Senior Vice President and General Counsel since August 2004. Mr. Bridge previously served as Vice President and General Counsel from July 1999 to July 2004. Prior to that, Mr. Bridge served as Corporate Counsel of Vivid Semiconductor, Inc., a privately-held semiconductor company from 1998 to 1999, as Corporate Counsel of PictureVision, Inc, a privately-held Internet company from 1997 to 1998, and as Vice President and General Counsel of USAGroup TRG, a privately-held software company from 1991 to 1997. From 1989 to 1991 Mr. Bridge served as an associate in the corporate and securities department of Piper & Marbury. Mr. Bridge’s education includes a Bachelor of Arts Degree from the University of Southern California, and a Juris Doctor degree from Cornell University.

      David R. King has served as our Senior Vice President, Product Development since January 2004. Mr. King served as Vice President Product Planning of Geac Computer Corp. Ltd, a publicly-held Canadian software company, from August 2003 to December 2003, as Sr. Vice President of Product Development and Chief Technology Officer of Comshare, Inc., a publicly-held software company, from 1997 to 2003, and as its Director of Applied Technology and Research from 1991 to 1997, and in various management positions including Director, Advanced Product Design and Development of Execucom Systems Corporation, a privately-held provider of decision and executive support systems, from 1983 to 1991. Prior to that, Mr. King was a full-time faculty member responsible for teaching undergraduate and graduate courses in statistics, research methods, mathematical and computer modeling at Old Dominion University, the University of Maryland, and the University of South Carolina, from 1969 to 1982. Mr. King currently serves on the advisory boards for MIS at the University of Georgia and the International Academy of Advanced Decision Support at the Peter Kiewit Institute of Technology. In addition, Mr. King has written over 50 articles and books in the areas of decision support and business intelligence. Mr. King’s education includes a Bachelor of Sociology Degree, a Master of Sociology Degree, and a Ph.D. in Sociology with a minor in Mathematical Statistics from the University of North Carolina.
      Christopher J. Moore has served as our Senior Vice President, Customer Support Solutions since January 2004. Mr. Moore previously served as our Vice President, US Consulting Services from 1999 to 2003, as Vice President, CSG Operations in 1999, as a Regional Director, CSG from 1997 to 1998, as Associate Consulting Director from 1995 to 1997, as Senior Implementation Manager from 1994 to 1995, and in various other programmer, analyst and consulting positions from 1991 to 1993. Prior to that, Mr. Moore served in various management positions with Vormittag Associates, Inc. a privately-held software and consulting services distributor, from 1990 to 1991, Sunrise Software Systems, a privately-held POS hardware and software distributor, from 1989 to 1990, and Computer Generated Solutions, a privately-held consulting company, from 1987 to 1989. Mr. Moore attended Polytechnic University and received a Bachelor of Science degree in Computer Science.
      Wayne J. Usie has served as our Senior Vice President of the Americas since January 2003. Mr. Usie previously served as our Senior Vice President, Product Development from January 2001 to December 2002. Prior to that, Mr. Usie served as Vice President — Information Technology for Family Dollar Stores, Inc., a publicly-held mass merchant discount retailer from 1997 to 2000, as Vice President — Chief Financial Officer and Chief Information Officer of Campo Electronics, Appliances, and Computers, Inc., a publicly-held consumer electronics retailer, from 1996 to 1997, as President and Chief Executive Officer of International Networking & Computer Consultants, Inc., a privately-held software integration consulting firm, from 1992 to 1996, and in various management positions in the regional accounting firm of Broussard, Poche, Lewis & Breaux from 1988 to 1992. Mr. Usie attended Louisiana State University and received a Bachelor of Science Degree in Business Administration — Accounting.

EXECUTIVE COMPENSATION
      The table below sets forth information concerning the annual and long-term compensation provided to Named Executive Officers for services rendered in all capacities during the years ended December 31, 2005, 2004 and 2003.
Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
					Restricted	Securities
		Salary	Bonus	Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	($)	($)(1)	Compensation(2)	Awards ($)(3)	Options(#)(4)	Compensation ($)

Hamish N. Brewer(5)	2005	350,000	154,969	0	24,496	0	3,824
President and Chief	2004	350,000	100,800	0	0	115,000	3,574
Executive Officer	2003	291,667	104,193	28,443	0	0	1,764
Kristen L. Magnuson(6)	2005	250,000	139,471	0	18,372	0	3,986
Executive Vice President	2004	250,000	90,720	0	0	90,000	2,451
and Chief Financial Officer	2003	250,000	87,237	0	0	0	1,926
Wayne J. Usie(7)	2005	418,492	0	0	14,691	0	2,917
Senior Vice President	2004	366,116	0	0	0	60,000	2,357
of the Americas	2003	362,421	0	0	0	0	1,421
David R. King(8)	2005	215,000	139,471	0	9,804	0	6,639
Senior Vice President,	2004	205,352	89,601	0	0	35,000	4,389
Product Development	2003		0	0	0	0	0
Christopher J. Moore(9)	2005	200,000	139,471	0	14,691	0	3,824
Senior Vice President,	2004	200,000	84,672	0	0	35,000	3,574
Customer Support	2003	179,464	57,758	0	0	25,000	1,775

(1)	Bonuses are based on performance. See “Report of the Compensation Committee on Executive Compensation.”

(2)	The amounts shown in this column represent the dollar value of other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property, and reimbursement of moving expenses.

(3)	The amounts shown in this column represent the dollar value of restricted shares awarded to the Named Executive Officers on March 13, 2006 under our 2005 Incentive Plan. We awarded restricted shares to Mr. Brewer, Ms. Magnuson, Mr. Usie, Mr. King and Mr. Moore of 1,644, 1,233, 986, 658, and 986, respectively based on our achievement of operating goals for 2005. The dollar value is equal to the number of restricted shares awarded multiplied by $14.90, the market price of our stock on the date of grant. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over 24 months provided the individuals remain continuously employed by the Company. See “Report of the Compensation Committee on Executive Compensation.”

(4)	The amounts shown in this column represent stock options granted in 2004 and 2003 pursuant to our 1996 Stock Option Plan (“1996 Option Plan”) and 1998 Non-Statutory Stock Option Plan (“1998 Option Plan”). There were no stock options granted in 2005. On February 15, 2005, the Compensation Committee approved the immediate vesting of all unvested stock options previously awarded to employees, officers and directors under these plans. With the adoption of the 2005 Incentive Plan, the 1996 Option Plan and the 1998 Option Plan were terminated except for those provisions necessary to administer the outstanding options.

(5)	Mr. Brewer has served as our Chief Executive Officer since August 2003. The amount shown in other annual compensation for 2003 includes reimbursements paid to Mr. Brewer for personal trips taken to the United Kingdom. The amounts shown for all other compensation include contributions under our 401(k) plan in 2005, 2004 and 2003 of $3,500, $3,250 and $1,440, respectively and group term life insurance premiums of $324, $324 and $324, respectively.

(6)	The amounts shown for all other compensation include contributions under our 401(k) plan in 2005, 2004 and 2003 of $3,500, $1,965 and $1,440, respectively, and group term life insurance premiums of $486, $486 and $486, respectively.

(7)	The amounts shown for salary in 2005, 2004 and 2003 include $193,492, $141,116 and $137,421, respectively, in commissions paid to Mr. Usie under his executive compensation plan. The amounts shown for all other compensation include contributions under our 401(k) plan in 2005, 2004 and 2003 of $2,625, $2,065 and $1,129, respectively, and group term life insurance premiums of $292, $292 and $292, respectively.

(8)	Mr. King joined the Company as Senior Vice President, Product Development in January 2004. The amounts shown for all other compensation include contributions under our 401(k) plan in 2005 and 2004 of $4,500 and $2,340, respectively and group term life insurance premiums of $2,139 and $2,049, respectively.

(9)	The amounts shown for all other compensation include contributions under our 401(k) plan in 2005, 2004 and 2003 of $3,500, $3,250 and $1,440, respectively, and group term life insurance premiums of $324, $324 and $335, respectively.
Securities Authorized For Issuance Under Equity Compensation Plans
      The following provides tabular disclosure as of December 31, 2005 of the number of securities to be issued upon the exercise of outstanding options or vesting of restricted stock units, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories — plans that have been approved by stockholders and plans that have not:

	Number of Securities to be		Number of Securities
	Issued Upon Exercise of	Weighted-average	Remaining Available for
	Outstanding Options or Vesting	Exercise Price of	Future Issuance Under
Equity Compensation Plans	of Restricted Stock Units(1)	Outstanding Options	Equity Compensation Plans

Approved by stockholders:
1996 Option Plan(3)	4,008,825	$13.91	—
1996 Directors Plan(3)	163,480	$17.68	—
2005 Incentive Plan(2)	62,913	$—	1,784,087

	4,235,218	$14.06	1,784,087
Not approved by stockholders:
1998 Option Plan(3)	334,243	$14.37	—

	4,569,461	$14.08	1,784,087

(1)	During 2005 we discontinued making new grants under the 1996 Option Plan, the 1996 Directors Plan and the 1998 Option Plan in connection with our revised approach to equity compensation. In a related action, the Compensation Committee approved the immediate vesting of all unvested stock options previously awarded to employees, officers and directors under the 1996 Option Plan, the 1996 Directors Plan and the 1998 Option Plan. A detailed discussion of the Compensation Committee’s decision to immediately vest these options, together with a listing of those options held by officers and directors that were impacted by this change can be found in Proposal 2 to our proxy filed on April 11, 2005.

(2)	The 2005 Incentive Plan was approved by stockholders on May 16, 2005. The 2005 Incentive Plan replaces the 1996 Option Plan, the 1996 Directors Plan and the 1998 Option Plan and provides for the issuance of up to 1,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards.

(3)	The 1996 Option Plan, the 1996 Directors Plan, and the 1998 Option Plan were terminated with the passage of the 2005 Incentive Plan, except for those provisions necessary to the administration of the outstanding options of such plans, all of which are fully vested.
Employment and Change of Control Arrangements
      We have employment agreements with Mr. Brewer, our President and Chief Executive Officer, Ms. Magnuson, our Executive Vice President and Chief Financial Officer, and Mr. Koziol, our Chief Operating Officer, dated January 22, 2003, July 23, 2002, and June 13, 2005, respectively. Mr. Brewer’s agreement was amended August 1, 2003 to reflect his promotion to Chief Executive Officer and a corresponding increase in his base salary. These agreements are reviewed and adjusted periodically by the Compensation Committee. The employment agreements provide Mr. Brewer, Ms. Magnuson, and Mr. Koziol with an annual base salary and a bonus potential. Mr. Koziol’s target bonus is 100% of his $275,000 annual base salary and is subject to the attainment of pre-established bonus plan target objectives by Mr. Koziol and the Company. The employment agreements also contain severance provisions that provide each of executives with lump sum payments equal to 24 months of their effective base salaries, plus their annual bonus for such year of termination as determined in accordance with our Executive Bonus Plan as administered, if their employment is terminated by us without cause, or if they voluntarily terminate their employment with us for “Good Reason,” (as defined therein). The employment agreements provide for initial terms of three years and automatically renew in one-year intervals until terminated by either party upon giving of proper notice.
      Named Executive Officers and other members of our senior executive management team also participated in the 1996 Option Plan and the 1998 Option Plan through 2004 and are eligible to participate in the 2005 Incentive Plan approved by stockholders on May 16, 2005. With the adoption of the 2005 Incentive Plan, all Prior Plans have been terminated except for those provisions necessary to administer the outstanding options, all of which are fully vested. See discussion under “Compensation of Directors.”
      Mr. Koziol received 50,000 restricted stock units upon commencement of his employment on June 21, 2005. The restricted stock units vest 33% on the first anniversary of Mr. Koziol’s employment and in equal portions monthly thereafter for 24 months subject to Mr. Koziol’s continued employment. The vesting of each restricted stock unit will be accelerated in full in the event of a change of control in which the successor company fails to assume the unvested restricted stock units or replace them with substantially equivalent rights. A “change of control” shall be deemed to have occurred upon the happening of either (i) certain persons becoming the beneficial owner of more than 50% of the outstanding voting stock of the Company, (ii) an ownership change event or series of such related events in which the stockholders of the Company immediately before the event(s) do not retain immediately after such event(s) direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company, or (iii) a liquidation or dissolution of the Company. Mr. Koziol is also eligible to receive additional restricted stock units or restricted stock awards under the 2005 Incentive Plan based upon the Company’s attainment of annual operating goals.
      On March 13, 2006 we awarded 20,132 restricted stock awards under the 2005 Incentive Plan to Named Executive Officers, remaining members of senior management and certain other employees based on our achievement of operating goals for 2005. The restricted stock awards include 1,644, 1,233 and 1,233 restricted shares awarded to Mr. Brewer, Ms. Magnuson and Mr. Koziol, respectively with dollar values of $24,496, $18,372 and $18,372, respectively. The dollar values are equal to the number of restricted shares awarded multiplied by $14.90, the market price of our stock on the date of grant. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over a 24-month period provided these individuals remain continuously employed by the Company. The vesting of Mr. Brewer and Ms. Magnuson’s restricted stock awards will be accelerated in full if they are terminated without cause or if they resign for good reason in connection with a change in control. The vesting of Mr. Koziol’s restricted stock award will be accelerated in full in the event of a change in control. The form of restricted stock agreement for all other Named Executive Officers, remaining members of senior management and certain other employees provides for continued vesting in the event of a change in control so long as the individual continues to render service to the Company or the acquirer of the Company. A change of control is deemed to have occurred upon (i) the sale or exchange of more than 50% of our voting stock, (ii) a merger or consolidation in which we are acquired by another party, (iii) the sale, exchange, or transfer of all or substantially all of our assets, or (iv) a liquidation or dissolution. Generally, upon termination, the Company will automatically reacquire the unvested portion of restricted stock awards and vesting of restricted stock unit awards will cease.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and beneficial holders of more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. We are provided with copies of all such filings. The rules of the SEC require us to disclose the identity of such executive officers, directors and beneficial owners of more than 10% of our Common Stock who did not file the required reports on a timely basis.
      Based solely upon our review of the forms that have been received by us, or the written representations from certain reporting persons that no Form 5 report was required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial holders of more than 10% of our Common Stock were complied with during the fiscal year ended December 31, 2005, except as follows: Jim Armstrong was late in filing a Form 4 reporting the gifting of 1,600 shares to his granddaughter in February 2005 and Christopher Moore was late in filing a Form 4 reporting his same day exercise and sale of 7,500 options in September 2005.
Certain Transactions
      We were not a party to any transaction during 2005 in excess of $60,000 with any of our directors, executive officers, or security holder that beneficially owned more than 5% of our Common Stock, nor are there any proposed transactions, or series of similar transactions.
OPTION GRANTS IN LAST FISCAL YEAR
      There were no grants of stock options or SARs during the year ended December 31, 2005 to the Named Executive Officers identified in the Summary Compensation Table.
AGGREGATE OPTION EXERCISES DURING FISCAL 2005
AND 2005 YEAR END OPTION VALUES
      The following table sets forth information concerning stock option exercises during the fiscal year ended December 31, 2005, and unexercised options held as of December 31, 2005, by the Named Executive Officers:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/05 (#)(2)		12/31/05 ($)(1)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Hamish N. Brewer	0	0	747,500	0	$2,635,951	$0
Kristen L. Magnuson	0	0	495,000	0	$1,469,287	$0
Wayne J. Usie	0	0	206,864	0	$730,220	$0
David R. King	0	0	35,000	0	$17,500	$0
Christopher J. Moore	7,500	$85464	122,840	0	$428,167	$0

(1)	Options are considered to be “in-the-money” if the fair market value of the underlying securities exceeds the exercise price of the options on the specified date. The amounts shown in these columns are calculated by multiplying the difference between the closing price of the Common Stock on December 31, 2005 ($17.01) and the exercise price of the options by the number of options held at fiscal year end.

(2)	On February 15, 2005, the Compensation Committee approved the immediate vesting of all unvested stock options previously awarded to employees, officers and directors. A detailed discussion of the Compensation Committee’s decision to immediately vest these options, together with a listing of those options held by officers and directors that were impacted by this change, can be found in Proposal 2 to our proxy filed on April 11, 2005.
TEN-YEAR OPTION REPRICING
      There were no adjustments or amendments during the fiscal year ended December 31, 2005 to the exercise price or other terms of stock options or SARs previously granted to any of the Named Executive Officers.
REPORT OF THE AUDIT COMMITTEE
      The following is the Report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2005. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.
Membership and Purpose
      The Audit Committee meets quarterly with management and our independent registered public accounting firm to review and approve operating results, financial statements and earnings releases. The Chairman of our Audit Committee also meets with representatives of our independent registered public accounting firm from time to time.
      The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States of America, in all material respects.
      During fiscal year 2005, the members of the Audit Committee were Mr. Gullard, Mr. Keiper, Mr. Marlin and Mr. Patton, each of whom, in the judgment of the Board, is an “independent director” as defined in the NASDAQ rules. In June 2005, Mr. Gullard replaced Mr. Keiper as Chairman of the Audit Committee. The Audit Committee held six meetings during the year ended December 31, 2005. The Audit Committee acts pursuant to the Charter of the Audit Committee, which was amended by the Board of Directors on January 26, 2005. The current form of the Charter of the Audit Committee, as amended, was included as Appendix A to our proxy filed on April 11, 2005.
Review of the Company’s Audited Financial Statements
      Deloitte & Touche LLP has discussed with the Audit Committee the conduct of the audit of our financial statements and has represented to the Audit Committee that their presentations include all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X. The Audit Committee has met with our registered public accounting firm, Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls, our progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with management and management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

      The Audit Committee has received from Deloitte & Touche LLP a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and the extent to which they may be retained to perform non-audit services, and satisfied itself as to the auditors’ independence.
      Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
Principal Accounting Firm Fees
      The following table sets forth the aggregate fees for professional services provided by our principal accounting firm, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the years ended December 31, 2005 and December 31, 2004.

	Amount
	(In Thousands)

Type of Fee	2005	2004

Audit Fees(1)	$1,205	$1,381
Audit-Related Fees(2)	36	97

Total Audit and Audit Related Fees	1,241	1,478
Tax Fees(3)	284	402
All Other Fees(4)	1	3

Total Fees	$1,526	$1,883

(1)	The amounts reported for Audit Fees are based on fees, including out-of-pocket expenses, associated with the annual audits of our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, review of quarterly reports on Form 10-Q, and statutory audits required internationally, irrespective of the period in which the related services were rendered or billed. Audit Fees also include fees for services rendered for assistance with and review of all other documents filed with the SEC.

(2)	The amounts reported for Audit-Related Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2005 and 2004, even if we were not billed for the services until the subsequent period. Audit-Related Fees include employee benefit plan audits and assistance with statutory reporting requirements in certain of our international subsidiaries.

(3)	The amounts reported for Tax Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2005 and 2004, even if we were not billed for the services until the subsequent period. Tax Fees are primarily for tax compliance services and include special projects related to transfer pricing and foreign tax credits, assistance with tax audits and appeals, and expatriate tax services. In addition, tax fees in 2004 include a transfer pricing software application licensed from Deloitte & Touche.

(4)	The amounts reported for All Other Fees include fees paid during the years ended December 31, 2005 and 2004 for JDA associates to attend accounting related seminars sponsored by Deloitte & Touche.
      The Audit Committee considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence with the Company.
      All of the audit and non-audit services listed above under the categories “Audit Fees,” “Audit-Related Fees,” “Tax Fees” or “All Other Fees” were pre-approved by the Audit Committee for the years ended December 31, 2005 and 2004.

Policy for Approving Audit and Permitted Non-Audit Services of the Independent Auditor
      The Audit Committee has established procedures to pre-approve all audit and permitted non-audit services provided by our independent auditor. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.
      Respectfully submitted by the members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

J. Michael Gullard, Chairman
William C. Keiper
Douglas G. Marlin
Jock Patton
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Compensation Committee is comprised of two non-employee members of our Board of Directors. There are no interlocks between our Compensation Committee and any other entities involving our Directors and executive officers who serve as executive officers of such entities.
REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
      The following Report of the Compensation Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.
Membership and Purpose
      The Compensation Committee reviews all components of compensation of our chief executive officer and directors for consistency with the compensation philosophy as in effect from time to time. Consistent with NASDAQ rules, the Compensation Committee is also charged with reviewing and approving the compensation of all other executive officers, including salary, incentive and equity awards, employment, severance and change of control agreements and other special and supplemental benefits. The Compensation Committee performs such other duties and responsibilities as may be set forth in its charter approved by the Board of Directors.
      The members of the Compensation Committee during fiscal year 2005 were Mr. Marlin and Mr. Patton. The Compensation Committee met five times during the year ended December 31, 2005 and took other action from time to time by written consent. Other independent members of the Board who are not members of the Compensation Committee attended and participated as invitees at these meetings of the Compensation Committee. Mr. Brewer and Ms. Magnuson attended and participated as invitees at meetings of the Compensation Committee held in January 2005 in order to answer questions of the Compensation Committee regarding the review of the Compensation Committee Charter, in February 2005 to report on and answer questions of the Compensation Committee regarding acceleration of vesting of stock options granted under the Prior Plans and the structure of the 2005 Plan, and in August 2005 to answer questions of the Compensation Committee regarding potential restricted stock and restricted stock unit awards if the Company achieved its operating goals for 2005; no other items were discussed at the meetings. No member of management was present at any other Compensation Committee meeting. The Compensation Committee’s charter was amended by the Board on January 22, 2004 to reflect the new NASDAQ rules. The current form of the Charter of the Compensation Committee, as amended, was included as Appendix C to our proxy filed on March 30, 2004.
Compensation Philosophy
      The goal of the Compensation Committee is to align executive compensation with the value achieved by the executive team for our stockholders. In the past, our compensation program therefore strove to emphasize both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage our operations and maximize stockholder value. We use salary, executive officer bonuses and, pursuant to the 2005 Performance Incentive Plan, stock awards, restricted stock, restricted stock units, performance awards and deferred compensation awards to motivate executive officers to achieve our business objectives and to align the incentives of our officers with the long-term interests of stockholders. The Compensation Committee periodically reviews and evaluates each executive officer’s base and variable compensation relative to corporate performance and comparative market information. In setting total compensation, the Compensation Committee considers both individual and company-wide performance and salary recommendations from the Chief Executive Officer. The Compensation Committee has on occasion referred to market information in the form of published survey data provided from time to time to the Compensation Committee by our human resources staff or by outside consultants.
      In preparing the performance graph for this Proxy Statement, we selected the NASDAQ Stock Market-U.S. Index and certain Computer and Data Processing Stocks as our peer groups. The companies that we included in our stratified salary surveys provided to the Compensation Committee are not necessarily those included in the indices, as we may not compete with such companies for executive talent, and companies that do compete with us for executive talent may not be publicly traded.
      The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold, and we believe that any options granted under the Prior Plans in 2004 currently meet the requirement of being performance-based in accordance with the regulations under Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductions that would be available to us for executive compensation in 2005 or for equity awards to be granted to our executive officers under our proposed 2005 Performance Incentive Plan. Our policy is to qualify to the extent reasonable for executive officers’ compensation for deductibility under applicable tax laws.
Philosophy Underlying 2005 Performance Incentive Plan
      During 2004 the Compensation Committee considered, together with management, several developments and aspects of the Company’s business and determined it was appropriate to modify the Company’s historical approach to compensating key employees and executives. These developments included:

•	Adoption by the Financial Accounting Standards Board (“FASB”) of Financial Accounting Statement (“FAS”) 123(R), which requires JDA to recognize financial expense for the fair value of stock options that are granted or that vest after June 15, 2005;

•	The Company’s strategic goal of improved profitability reflected in adoption by the Company of a new strategic operating plan for 2005; and

•	The broadly perceived desire of corporate stockholders to increase the linkage between executive compensation and corporate performance.
      In light of these and other developments and considerations, the Compensation Committee recommended to the Board of Directors the following steps in an attempt to revise the Company’s overall compensation philosophy to best align the interests of employees and stockholders:

•	Acceleration of the vesting of options outstanding under the Prior Plans, in order to reduce potential expense following the effective time of FAS 123(R) and in recognition (i) of the reduced level of cash bonuses paid to employees and officers in 2004, (ii) of the absence of planned equity awards in 2005 other than in connection with new hires, and (iii) that the exercise of any accelerated options would bring cash into the Company;

•	Approval of a share repurchase program designed to mitigate or eliminate dilution from future grants of equity awards to employees; and

•	Adoption of the 2005 Incentive Performance Plan.
      The 2005 Performance Incentive Plan (the “2005 Plan”) was adopted by our stockholders at the 2005 Annual Meeting of Stockholders. Pursuant to the terms of the 2005 Plan, the Compensation Committee terminated our ability to grant any new stock options under our prior stock option plans, including our 1996 Stock Option Plan, 1996 Outside Directors Stock Option Plan, and 1998 Non-Statutory Stock Option Plan. Under the 2005 Incentive Plan, the Compensation Committee is authorized to grant stock awards, restricted stock, restricted stock units, performance awards, and deferred compensation awards to our executive officers.
      The Compensation Committee, together with the Board of Directors and Management, will use the 2005 Incentive Plan to make awards of restricted stock and restricted stock units based upon achievement by the Company of operating goals — primarily net income targets. Should the Company successfully meet its targets, 50% of the employees’ award will be immediately vested in the form of restricted stock, and the remaining 50% will take the form of restricted stock units that vest over a twenty-four month period. Subsequent net income targets will be increased based upon the cost of the prior year’s restricted stock awards, to ensure employees generally benefit only when the Company’s operations benefit stockholders net of the cost of compensating the Company’s employees. The Compensation Committee anticipates that stockholder dilution from the 2005 Incentive Performance Plan will be significantly less than historical dilution under the prior stock option plans.
Forms of Compensation
      Salary Compensation. We strive to offer our executive officers salaries that are competitive with comparable companies in the technology sector generally and in the vertical market enterprise software and general software industries.
      Cash Incentive Compensation. Our executive bonus plan is structured to synchronize the compensation of all of our associates and to align the incentive compensation of our executive officers with the annual operating goals and objectives of the Company. Bonuses of our executive officers are calculated using a system of percentage rates that escalate as performance increases. These bonus compensation payments are calculated based upon year to date performance by multiplying the actual margin achieved by the applicable rate.
      Stock Options. The Compensation Committee believes that equity ownership by executive officers provides incentives to build stockholder value and helps align the interests of executive officers with those of the stockholders. Historically, the Compensation Committee has made grants of stock options under our 1996 Option Plan at the commencement of an executive officer’s employment and, depending on that officer’s performance and the propriety, in the Compensation Committee’s judgment, of additional awards to retain key employees, periodically thereafter. The Compensation Committee has also periodically made grants of stock options to our executive officers under our 1998 Option Plan, a broad-based plan that has not been approved by stockholders but which permits option grants to executive officers under certain conditions. Stock options were granted at the prevailing market price, generally vested over a period of three to four years and only have value if our stock price increases over the exercise price. Incentive stock options were granted to the Named Executive Officers during 2004 pursuant to the 1996 Option Plan. On February 15, 2005, the Compensation Committee approved the immediate vesting of all unvested stock options previously awarded to employees, officers and directors. A detailed discussion of the Compensation Committee’s decision to immediately vest these options, together with a listing of those options held by officers and directors that were impacted by this change can be found in Proposal 2 to our proxy filed April 11, 2005. All prior equity incentive plans, including the 1996 Option Plan, were terminated upon the approval of the 2005 Incentive Plan except for those provisions necessary to the administration of any outstanding options at the time of termination.
      Restricted Stock Units. The 2005 Incentive Plan was adopted by our stockholders at the 2005 Annual Meeting of Stockholders. Under the 2005 Incentive Plan, the Compensation Committee is authorized to grant stock awards, restricted stock, restricted stock units, performance awards, and deferred compensation awards (collectively, “awards”) to our executive officers that may be tied to the passage of time, our performance and/or employment with us.
      In the fall of 2005, the Compensation Committee reserved an aggregate value of shares of common stock of the Company for award under the 2005 Incentive Plan based on a sliding scale tied to the Company’s actual performance in 2005 as compared to budgeted GAAP earnings. The sliding scale required the Company to meet a minimum threshold of at least 50% of the budgeted GAAP earnings for 2005. The Company would have met the minimum threshold for equity awards but for an impairment charge to goodwill for 2005 related to the Company’s In-Store Systems business segment. After considering the circumstances involved in the failure to meet this threshold and balancing the consideration of the Company’s improved earnings performance with officer and employee retention, morale and motivation, the Compensation Committee approved a reduced award of restricted stock and restricted stock units on March 13, 2006 to certain employees of the Company, including restricted stock awards to the following executive officers of the Company:

		Number	Dollar Value
Executive Officer	Title	of Shares	of Shares

Hamish N. Brewer	President and Chief Executive Officer	1,644	$24,496
Kristen L. Magnuson	Executive Vice President and Chief Financial Officer	1,233	18,372
Christopher Koziol	Chief Operating Officer	1,233	18,372
Christopher J. Moore	Senior Vice President, Customer Support Solutions	986	14,691
Wayne J. Usie	Senior Vice President of the Americas	986	14,691
G. Michael Bridge	Senior Vice President and General Counsel	658	9,804
David R. King	Senior Vice President, Product Development	658	9,804

		7,398	$110,230

      The dollar values are equal to the number of restricted shares awarded multiplied by $14.90, the market price of our stock on the date of grant. The restricted stock vested 50% at the date of grant and the remaining 50% will vest ratably over a 24-month period provided these individuals remain continuously employed by the Company. The vesting of Mr. Brewer and Ms. Magnuson’s restricted stock awards will be accelerated in full if they are terminated without cause or if they resign for good reason in connection with a change in control. The vesting of Mr. Koziol’s restricted stock award will be accelerated in full in the event of a change in control. The form of restricted stock agreement for all other Executive Officers and certain other employees provides for continued vesting in the event of a change in control so long as the individual continues to render service to the Company or the acquirer of the Company. A change of control is deemed to have occurred upon (i) the sale or exchange of more than 50% of our voting stock, (ii) a merger or consolidation in which we are acquired by another party, (iii) the sale, exchange, or transfer of all or substantially all of our assets, or (iv) a liquidation or dissolution. Generally, upon termination, the Company will automatically reacquire the unvested portion of restricted stock awards and vesting of restricted stock unit awards will cease.
      Other Compensation Plans. We maintain certain broad-based employee benefit plans in which executive officers have been permitted to participate. Our incremental costs to provide benefits to executive officers under these life and health insurance plans and retirement plans is less than 10% of the base salaries for executive officers for 2005. Benefits under the broad-based plans are not directly or indirectly tied to our performance.
Chief Executive Officer
      On August 1, 2003 Hamish Brewer was promoted to Chief Executive Officer and since that time has served as our President and Chief Executive Officer. In January 2003, we entered into an employment agreement with Mr. Brewer, but did not change his base salary and bonus compensation at that time. In August 2003, we amended Mr. Brewer’s employment agreement to increase his annual base salary from $250,000 to $350,000 to reflect his promotion to our Chief Executive Officer. In April 2004, the Board and the Compensation Committee approved stock option grants to Mr. Brewer to purchase 115,000 shares of our common stock. Mr. Brewer’s terms of employment were set by arms length bargaining approved by the Compensation Committee and our Board of Directors. In setting Mr. Brewer’s compensation, the Compensation Committee considered Mr. Brewer’s individual performance during his tenure as President, the Company’s overall performance during that time, Mr. Brewer’s increased responsibilities, his expected contributions to the Company and his growth potential as our Chief Executive Officer.
      Mr. Brewer’s employment agreement also includes certain change of control provisions. For a summary of the affected provisions and other significant terms of Mr. Brewer’s employment agreement, see “Employment and Change of Control Agreements.” The Compensation Committee believes the salary and stock option levels for Mr. Brewer are consistent with CEO compensation levels at the vertical market enterprise software companies and other software companies considered by the Compensation Committee to be comparable to the Company, and are reasonable and fair to the Company’s stockholders.
      In October 2005, the Compensation Committee reviewed Mr. Brewer’s annual base salary of $350,000, which had been in effect since August 1, 2003, and considered Mr. Brewer’s individual performance during his tenure as President, the Company’s overall performance during that time, his contributions to the Company and his growth potential as our Chief Executive Officer. The Compensation Committee also reviewed current peer group compensation survey data compiled by an outside consultant. On December 17, 2005, the Compensation Committee approved an increase in Mr. Brewer’s annual base salary from $350,000 to $450,000 effective January 1, 2006. In approving the salary increase, the Compensation Committee considered, among other things, the Company’s continued operational profitability despite market volatility in 2003, 2004, and 2005, Mr. Brewer’s foresight, leadership and continued dedication to the Company’s success, and competitive conditions for executive talent in the Company’s industry. In the Compensation Committee’s view, the salary increase is in the best interest of the Company to ensure that Mr. Brewer continues his valuable contributions. Mr. Brewer also received restricted stock award on March 13, 2006 based on the Company’s achievement of operating goals for 2005 (see discussion above).

COMPENSATION COMMITTEE

Douglas G. Marlin
Jock Patton

STOCK PERFORMANCE GRAPH
      The graph below compares the cumulative total return on our Common Stock with the NASDAQ Stock Market index (U.S. companies) and the cumulative total return of NASDAQ Computer and Data Processing Stocks (Peer Group) for the period from December 31, 2000 to December 31, 2005. The comparison assumes that $100 was invested on December 31, 2000 in our Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.
Comparison of Cumulative Total Returns
Performance Graph for
JDA Software Group, Inc.

Company/Index Name	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

JDA Software Group, Inc.	$100.00	$171.11	$73.96	$126.39	$104.26	$130.19

NASDAQ Stock Market (US Companies)	100.00	79.21	54.46	82.12	89.65	91.54

Computer and Data Processing Stocks (Peer Group)	100.00	25.74	9.72	15.82	14.15	14.34

      The information contained in the Stock Performance Graph shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

PROPOSAL 2
RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
      We used Deloitte & Touche LLP (“Deloitte & Touche”) as our principal independent public accounting firm during the year ended December 31, 2005. The Audit Committee, with the approval of the Board of Directors, has selected Deloitte & Touche as its independent public accountants for fiscal 2006. This appointment is being presented to the stockholders for ratification. Although the Company is not required to obtain stockholder ratification of the appointment of the independent auditors for the Company for the year ending December 31, 2006, the Company has elected to do so in order to provide the stockholders with an opportunity to participate in this decision. In the event that the stockholders do not ratify the appointment of Deloitte & Touche as the independent auditor of the Company, the Board of Directors will consider the retention of other independent auditors.
      A representative of Deloitte & Touche is expected to attend the Annual Meeting for the purpose of responding to appropriate questions from shareholders and will be afforded an opportunity to make a statement if the representative desires to do so.
Vote Required and Board of Directors’ Recommendation
      Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2006.
TRANSACTION OF OTHER BUSINESS
      The Board of Directors does not know of or intend to present any matters at the 2006 Annual Meeting of Stockholders other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Stockholder proposals may be submitted for inclusion in our 2007 proxy material after the 2006 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 4, 2006 to be considered timely. Proposals must be in writing and sent via registered, certified, or express mail to: Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260. Facsimile or other forms of electronic submissions will not be accepted. For more information regarding stockholder proposals, see “Corporate Governance — Director Nominations, Stockholder Nominations.”
ANNUAL REPORT
      A copy of our Annual Report on Form 10-K for the year ended December 31, 2005 was mailed concurrent with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K for the year ended December 31, 2005 is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K
      We filed our Annual Report on Form 10-K for the year ended December 31, 2005 with the SEC on March 16, 2006. Stockholders may obtain additional copies of this report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 14400 North 87th Street, Scottsdale, Arizona 85260.

By Order of the Board of Directors,

Kristen L. Magnuson
Secretary
April 3, 2006

ANNUAL MEETING OF STOCKHOLDERS OF
JDA SOFTWARE GROUP, INC.
May 15, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

A vote FOR the following proposals is recommended by the Board of Directors:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Director:

NOMINEE:
☐	FOR THE NOMINEE	¡ J. Michael Gullard ¡ William C. Keiper
☐	WITHHOLD AUTHORITY FOR THE NOMINEE
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2.Ratify appointment of Independent Public Accountants.	☐	☐	☐
Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
JDA SOFTWARE GROUP, INC.
Proxy for Annual Meeting of Stockholders
Solicited by the Board of Directors
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Hamish N.J. Brewer and Kristen L. Magnuson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in JDA Software Group, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the JDA Software Group, Inc. World Headquarters, Scottsdale, Arizona on Monday, May 15, 2006 at 10:00 a.m. Scottsdale, Arizona time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 and 2.
(Continued and to be signed on the reverse side)